Exhibit 10.15

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "Agreement") dated as of March 6, 2002 (the "Effective Date"), between Enzon, Inc. (the "Company"), a Delaware corporation with offices in Piscataway, New Jersey, and Uli Grau, Ph.D. (the "Executive"), a resident of New York, New York.

      WHEREAS, the Company is a biopharmaceutical company engaged in developing advanced therapeutics for life threatening diseases; and

      WHEREAS, Executive has extensive experience as an executive of a pharmaceutical company; and

      WHEREAS, the Company wishes to employ the Executive to render services for the Company on the terms and conditions set forth in this Agreement, and the Executive wishes to be retained and employed by the Company on such terms and conditions;

      NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

      1. Employment.

The Company hereby employs the Executive, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

      2. Term.

Unless terminated at an earlier date in accordance with Section 9 hereof, the term of the Executive's employment hereunder shall commence on the later of April 1, 2002 or the first day of the month following the date on which the U.S. Immigration and Naturalization Service grants employment authorization to Executive to perform services for the Company (the "Commencement Date") and shall extend through March 31, 2005, subject to automatic renewal for an additional twenty-four (24) months, unless either party hereto receives written notice from the other party no later than January 31, 2005 (a "notice of non-renewal") that such other party does not wish for the term hereof to continue beyond March 31, 2005, in which event the term hereof shall end on March 31, 2005 (the period during which the Executive is employed by the Company pursuant to this Section 2 being the "Term"). In the event the Commencement Date does not occur on or prior to July 1, 2002, or such mutually agreed upon extended period of time, this Agreement shall terminate and be of no further force or effect and the parties shall have no obligation to each other under this Agreement or otherwise.

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      3. Position and Duties.

      (a) Service with Company. During the term of the Executive's employment, the Executive agrees to perform such employment duties for the Company in an executive and managerial capacity commensurate with the position of Chief Scientific Officer of the Company. As Chief Scientific Officer, Executive shall have the authority and duty generally to supervise and direct the research and development activities of the Company, subject to the control and direction of the Chief Executive Officer of the Company, the Board of Directors of the Company (the "Board"), or any duly authorized Committee of the Board.

      (b) Performance of Duties. The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company. Executive will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. While he remains employed by the Company, the Executive may participate in reasonable charitable activities and personal investment activities so long as such activities do not conflict or interfere with the performance of his obligations under this Agreement.

      (c) Executive Representations and Warranties. Executive represents and warrants to the Company that his entering into and performing this Agreement will not constitute a breach of any employment, consulting, non-competition or other agreement to which he is a party or any other obligation of Executive. Executive represents and warrants to the Company that he has not been debarred under the Generic Drug Enforcement Act of 1992 (Sections 306-308 of the Federal Food, Drug and Cosmetic Act) nor has Executive received notice of action or threat of action of debarment. Executive's employment hereunder shall be conditioned upon his submission to a pre-employment drug test and receipt of a negative test result and Executive shall comply with the Company's Substance Abuse Policy during the term of this Agreement.

      4. Compensation.

      (a) Base Salary. As compensation in full for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive, less applicable deductions and withholdings, a ratable base salary (the "Base Salary") of Four Hundred Thousand Dollars ($400,000) per year, which Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies for its senior management. The compensation payable to Executive during each year after the first year of the Executive's employment shall be established by the Board or the Compensation Committee thereof following an annual performance review by the Board, but in no event shall the Base Salary for any successive year of the Term be less than the Base Salary in effect during the previous year of the Term.

      (b) Annual Bonus. Executive shall be entitled to participate in the Company's bonus plan for management and any successor bonus plan covering management with respect to each fiscal year of the Company ending during the Term (the "Bonus Plan"). Under the Bonus Plan, the Executive shall be eligible to receive a performance-based cash bonus for each fiscal year ending during the Term in an amount, and based on individual and/or corporate objectives, targets and factors (and evaluation as to the extent of achievement thereof), to be established and determined by the Board in its discretion following consultation between the Chief Executive Officer and Executive prior to, or within sixty (60) days after the commencement of, each fiscal


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

year (or in the case of the fiscal year ending June 30, 2002, within thirty (30) days following the Commencement Date). Under the Bonus Plan for the Executive,
(i) the minimum cash bonus shall be zero (0), (ii) the target cash bonus shall equal 50% of the Base Salary (the "Target Bonus"), and (iii) the maximum cash bonus shall equal 82.5% of Base Salary. Any bonus payable with respect to the fiscal year ending June 30, 2002 shall be pro rated by multiplying the bonus which would have been payable for the entire fiscal year by a fraction, the numerator of which is the number of days between the Commencement Date and June 30, 2002 and the denominator of which is 365.

      (c) Participation in Benefit Plans. While he is employed by the Company, Executive shall also be eligible to participate in any employee benefit plans or programs which may be offered by the Company to the extent that Executive meets the requirements for each individual plan and in all other plans in which Company executives participate. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

      (d) Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company's normal policies for expense verification. The Company will also bear the cost of a corporate country club membership for use by Executive during the Term.

      (e) Stock Options. Subject to Executive commencing his employment hereunder as the Company's Chief Scientific Officer on the Commencement Date, Executive shall be granted options to purchase an aggregate of 150,000 shares of Common Stock of the Company, subject to the terms of the Enzon, Inc. Non-Qualified Stock Option Plan, as amended (the "Option Plan"), and the Notice of Option Grant attached hereto as Exhibit A. Except as otherwise provided herein the Option Plan shall govern the terms of the options granted herein. Executive acknowledges that he has received and reviewed a copy of the Option Plan. The exercise price of such options shall be the last reported sale price of a share of Common Stock as reported by the Nasdaq Stock Market on the Commencement Date. Such options shall vest and become exercisable (a) as to 100,000 of such options, at the rate of 20,000 shares per year, commencing on the first anniversary of the Commencement Date, provided that any unvested portion of such 100,000 options shall immediately vest and become exercisable (subject to the requirement in the Option Plan that such options not be exercisable for the six months after the grant date thereof) when the last reported sale price of a share of the Common Stock is at least one hundred dollars ($100.00) as reported on the Nasdaq Stock Market for at least twenty
(20) consecutive trading days, and (b) as to 50,000 of such options, on the fifth anniversary of the Commencement Date, provided such 50,000 options shall immediately vest and become exercisable (subject to the requirement in the Option Plan that such options not be exercisable for the six months after the grant date thereof) on the date on which the audited financial statements of the Company for a fiscal year are issued, which report net annual revenues of not less than Fifty Million Dollars ($50,000,000) from the commercial sale of product(s) used for organ rejection or autoimmune diseases ("Organ Rejection and Autoimmune Products"), provided in the case of each of clause (a) and (b) of this paragraph that, except as otherwise provided in Section 10 hereof, Executive is then employed by the Company on a full-time basis as its Chief Scientific Officer. For purposes of this Section "net annual revenues" shall mean the Company's revenues for a fiscal year of the Company derived from "net sales" of Organ Rejection and


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Autoimmune Products by the Company as well as royalties paid to the Company during such fiscal year by any licensee(s) from the sale of Organ Rejection and Autoimmune Products. "Net sales" shall mean the proceeds actually received by the Company from its sale of Organ Rejection and Autoimmune Products to independent, third party customers in bona fide, arm's-length transactions less
(1) actual allowances for returns, damages or otherwise, and discounts, rebates and allowances to customers, including cash, credit or free goods allowances; and (2) freight or other transportation charges, including insurance, actually allowed or paid on account of the delivery of Organ Rejection and Autoimmune Products to purchasers thereof; and (3) taxes (except income taxes) or duties paid, absorbed or otherwise imposed on the sale, including, without limitation, value added taxes. The price of the Common Stock that triggers accelerated vesting of such options shall be adjusted for stock splits, stock dividends and other similar recapitalization events. Except as otherwise provided in Section 10 hereof, once such options become exercisable they shall remain exercisable until 5:00 p.m. New York City time on the tenth (10th) anniversary of the Commencement Date. In addition, at the discretion of the Board of Directors (or its applicable committee), Executive shall be entitled to receive further grants of stock options, subject to the terms of the Option Plan.

      (f) Vacation. Executive shall be entitled to vacations in accordance with the policy of the Company with respect to its senior management, in effect from time to time.

      5. Noncompetition and Confidentiality Covenant.

      (a) Noncompetition. The "Noncompete Period" shall be:

            (i) the Term of this Agreement, and

            (ii) (A) with respect to any activity covered by clause (y) or (z) below, the one (1) year period immediately following termination of Executive's employment with the Company and (B) with respect to any activity covered by clause (x) below, the two (2) year period immediately following termination of Executive's employment with the Company (whether any such termination covered by clause (A) or (B) is with or without Cause or with or without Good Reason, or whether such termination is occasioned by the Employee or the Company, or whether such termination occurs as a result of the expiration or nonrenewal of the Term).

      In consideration for the compensation payable to Executive pursuant to this Agreement, including without limitation the stock options granted to Executive hereunder, during the Noncompete Period, Executive will not directly, or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or otherwise, become, or be interested in or associated with any other person, corporation, firm, partnership or entity, engaged to a significant degree in (x) developing, manufacturing, marketing or selling enzymes, protein-based biopharmaceuticals or other pharmaceuticals that are modified using polyethylene glycol ("PEG"), (y) developing, manufacturing, marketing or selling single-chain antigen-binding proteins or (z) any activity which is in competition with or resembles any technology, process, product or area of business in which the Company is engaged or with Executive's participation has been actively planning to be engaged from time to time during the term of this Agreement. For purposes of the preceding sentence, to determine whether any entity is engaged in such activities to a "significant degree", comparison will be made to the Company's operations at that time. In other words, an entity will be deemed to be engaged in an activity to a significant degree if the number of employees and/or amount of funds devoted by such entity to


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

such activity would be material to the Company's operations at that time. Executive is hereby prohibited from ever using any of the Company's proprietary information or trade secrets to conduct any business, except for the Company's business while Executive is employed by the Company as provided in Section 5(b) hereof. The provisions contained in this Section 5(a) shall survive the termination of Executive's employment pursuant to Section 9 hereof or otherwise. In the event Executive breaches any of the covenants set forth in this Section 5(a), the running of the period of restriction set forth herein shall recommence upon Executive's compliance with the terms of this Section 5(a).

      (b) Confidentiality. Executive recognizes and acknowledges that information relating to the Company's business, including, but not limited to, information relating to patent applications filed or to be filed by the Company, trade secrets relating to the Company's products or services, and information relating to the Company's research and development activities, shall be and remain the sole and exclusive property of the Company and is a valuable, special and unique asset of the Company's business. The Executive will not, during or after the term of his employment by the Company, disclose any such information to any person, corporation, firm, partnership or other entity; provided, however, that, notwithstanding the foregoing, during the term of Executive's employment with the Company, Executive may make such disclosure if such disclosure is in the Company's best interests, is made in order to promote and enhance the Company's business, and sufficient arrangements are made with the person or entity to whom such disclosure is made to ensure the confidentiality of such disclosure. The provisions of this Section 5(b) shall survive the termination of Executive's employment.

      (c) Nonsolicitation of Employees. During the Noncompete Period, Executive shall not, directly or indirectly, personally or through others, encourage to leave employment with the Company, employ or solicit for employment, or advise or recommend to any other person, firm, business, or entity that they employ or solicit for employment, any employee of the Company or of any parent, subsidiary, or affiliate of the Company. The provisions of this Section 5(c) shall survive the termination of Executive's employment.

      6. Ventures.

      If, during the term of his employment, the Executive is engaged in or associated with the planning or implementing of any project, program, venture or relationship involving the Company and a third party or parties, all rights in such project, program, venture or relationship shall belong to the Company. Except as approved by the Board, the Executive shall not be entitled to any interest in such project, program, venture or relationship or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement and the consideration payable by the Company to Vivo Healthcare under a purchase agreement between the Company and Vivo Healthcare relating to the Company's acquisition of an immunology product under development for organ rejection and autoimmune diseases, from Vivo Healthcare.

      7. Acknowledgment.

      Executive agrees that the covenants and agreements contained in Section 5 hereof are the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Company's interests, properties and business; that irreparable loss and damage will be suffered by the Company should Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not


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

only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability or breach of any such covenants or agreement shall not affect the validity or enforceability of any other such covenant or agreement or any other provision of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to both temporary and permanent injunctions and any other rights or remedies it may have, at law or in equity, to end or prevent a breach or contemplated breach by Executive of any such covenants or agreements.

      (a) Geographic Extent of Executive's Obligations Concerning Section 5. Given the nature of the Company's business, the restrictions contained in
Section 5 cannot be limited to any particular geographic region. Therefore, the obligations of Executive under Section 5 shall apply to any geographic area in which the Company (i) has engaged in business during the Term through its investment or trading activities or otherwise, or (ii) has otherwise established its goodwill, business reputation or any customer or vendor relations.

      (b) Limitation of Covenant. Ownership by Executive, as a passive investment, of less than one percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on Nasdaq shall not constitute a breach of Section 5.

      (c) Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, Section 5 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

      (d) Disclosure. Executive shall disclose to any prospective employer, prior to accepting or continuing employment, the existence of Section 5 of this Agreement and shall provide such prospective employer with a copy of Section 5 of this Agreement. The obligation imposed by this subsection 7(d) shall terminate two years after the end of the Term.

      8. Intellectual Property and Related Matters.

      (a) Disclosure and Assignment. Executive will promptly disclose in writing to the Company complete information concerning each and every product, invention, discovery, practice, process or method, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the Term, or six months thereafter, whether or not during regular working hours, relating either directly or indirectly to, or useful in, any aspect of the business, products, practices or techniques of the Company ("Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of the Developments. At the request of the Company, Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one year after the Term.

      (b) Limitation on Section 8(a). The provisions of Section 8(a) shall not apply to any Development, for which no equipment, supplies, facility or trade secret information of the


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Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) directly to the business of the Company, or
(ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

      (c) Assistance of Executive. Upon request and without further compensation therefor, but at no expense to Executive, Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, may be necessary or desirable in enforcing the Company's intellectual property and trade secret rights, and for perfecting, affirming and recording the Company's complete ownership and title thereto.

      (d) Records. Executive will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon the earlier of its request or the conclusion of his employment, Executive will promptly surrender same to it.

      (e) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

      (f) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

      (g) Survival. The obligations imposed by this Section 8 on Executive shall survive termination of this Agreement.

      9. Termination of Employment.

      (a) Grounds for Termination. Executive's employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event that at any time:

            (i) Executive dies,

            (ii) Executive becomes disabled (as defined below), so that he cannot perform the essential functions of his position with or without reasonable accommodation,

            (iii) The Board elects to terminate Executive's employment for "Cause" and notifies Executive in writing of such election, or


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

            (iv) The Board elects to terminate Executive's employment without "Cause" and notifies Executive in writing of such election.

      If Executive's employment is terminated pursuant to clause (i), (ii) or
(iii) of this Section 9(a), such termination shall be effective immediately. If Executive's employment is terminated pursuant to subsection (iv) of this Section 9(a), such termination shall be effective 30 days after delivery of the notice of termination.

      (b) "Cause" Defined. "Cause" shall mean (i) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company, (ii) Executive's refusal to attempt to perform his obligations to the Company hereunder (other than any such failure resulting from illness or incapacity), which refusal is demonstrably and materially injurious to the Company, (iii) Executive's breach of his obligations under this Agreement, which breach is demonstrably and materially injurious to the Company, or (iv) the failure of Executive to maintain his immigration status with the U.S. Immigration and Naturalization Service or the Executive's failure to maintain valid employment authorization to provide services to the Company. For purposes of this Section 9(b), no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action of omission was in the best interest of the Company. Notwithstanding the foregoing, with respect to the definitions of Cause set forth in clauses (i), (ii) and (iii) above, Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (not including Executive if he shall then serve as a director) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth above and specifying the particulars thereof in reasonable detail.

      (c) Termination by Executive for Good Reason. Executive's employment pursuant to this Agreement may terminate prior to the expiration of the Term in the event Executive has a "Good Reason" to terminate his employment, which shall mean the following:

            (i) Any material adverse change in Executive's status or position as an officer of the Company, including, without limitation, any material adverse change in Executive's status or position as a result of a diminution in Executive's duties, responsibilities or authority as of the Commencement Date (or any status or position to which Executive may be promoted after the Commencement Date) or the assignment to Executive of any duties or responsibilities which are inconsistent with Executive's status or position, or any removal of Executive from or any failure to reappoint or reelect Executive to such position; or

            (ii) The material breach by the Company of its obligations under this Agreement; or

            (iii) A reduction in Executive's annual Base Salary as the same may be increased from time to time; or

            (iv) The relocation of the Company's principal executive offices to a location more than thirty-five (35) miles from the location of such offices (other than a relocation


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

      that results in the location of the offices in closer proximity to New York City) or the Company requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel substantially consistent with Executive's business obligations.

      Prior to the Executive being permitted to terminate his employment for Good Reason, the Company shall have sixty (60) days to cure any such alleged breach, assignment, reduction or requirement, after Executive provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

      (d) "Change of Control" Defined. "Change of Control" means the following:

            (i) "Board Change" which, for purposes of this Agreement, shall have occurred if, over any twenty-four month period, a majority of the seats (other than vacant seats) on the Company's Board were to be occupied by individuals who were neither (A) nominated by at least one-half (1/2) of the directors then in office nor (B) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined herein) other than the Board, or

            (ii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the then outstanding voting securities of the Company (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any public offering or private placement by the Company of its voting securities; or

            (iii) a merger or consolidation of the Company with another entity in which neither the Company nor a corporation that, prior to the merger or consolidation, was a subsidiary of the Company, shall be the surviving entity; or

            (iv) a merger or consolidation of the Company following which either the Company or a corporation that, prior to the merger or consolidation, was a subsidiary of the Company, shall be the surviving entity and a majority of the Outstanding Company Voting Securities is owned by a Person or Persons who were not "beneficial owners," as defined in Rule 13d-3 of the Exchange Act, of a majority of the Outstanding Company Voting Securities immediately prior to such merger or consolidation; or

            (v) a voluntary or involuntary liquidation of the Company; or

            (vi) a sale or disposition by the Company of at least 80% of its assets in a single transaction or a series of transactions (other than a sale or disposition of assets to a subsidiary of the Company in a transaction not involving a Change of Control or a change in control of such subsidiary).


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      Transactions in which the Executive is part of the acquiring group do not constitute a Change of Control.

      (e) "Disabled" Defined. As used in this Agreement, the term "disabled" means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of 180 days.

      (f) Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, lists, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

      10. Effect of Termination.

      (a) Termination Without Cause or for Good Reason or Upon the Company's Notice of Non-Renewal.

      In the event the Company terminates Executive's employment as the Company's Chief Scientific Officer without Cause pursuant to Section 9(a)(iv) hereof, Executive terminates his employment for Good Reason pursuant to Section 9(c) hereof or the Company provides a notice of non-renewal of the Term under
Section 2 hereof,

            (i) Executive shall receive cash payments equal to his annual Base Salary at the time of such termination;

            (ii) Executive shall receive a cash payment equal to the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable for the fiscal year which commences immediately following the date of termination;

            (iii) if Executive, and any spouse and/or dependents ("Family Members") has medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as
      amended, and all applicable regulations (referred to collectively as "COBRA") for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and his Family Members become eligible to obtain comparable benefits from a subsequent employer;

            (iv) Executive shall receive cash payments equal to any unpaid Base Salary through the date of termination;


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

            (v) Executive shall receive a cash payment equal to a pro rata amount of the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year during which termination occurs;

            (vi) all options granted to Executive pursuant to Section 4(e) hereof which have not vested at the time of such termination will terminate as of the date of such termination and will be of no further force or effect; provided however that (A) with respect to the options to purchase 100,000 shares which become exercisable on a five-year vesting schedule, a pro rated portion (based on the portion of the year between anniversaries of the Commencement Date during which Executive is employed by the Company) of the tranche of unvested options which were scheduled to vest on the anniversary of the Commencement Date immediately following the date of such termination shall vest, (B) with respect to the options to purchase 50,000 shares which become exercisable on the fifth anniversary of the Commencement Date, subject to acceleration upon the achievement of an annual net revenue milestone, a pro rated portion (based on number of full months elapsed following the Commencement Date to the date of termination divided by 60) shall vest as of the date of termination, and
      (C) all of the options which are exercisable at the date of termination shall remain exercisable for 190 days following the date of termination;

            (vii) the options granted to Executive pursuant to Section 4(e) hereof which have not vested at the time of such termination will terminate as of the date of such termination and will be of no further force or effect; and

            (viii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination.

      (b) Termination For Cause. In the event the Company terminates Executive's employment as the Company's Chief Scientific Officer for Cause pursuant to
Section 9(a)(iii) hereof, (i) Executive shall be entitled to receive payment of his Base Salary through the date of termination, (ii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination, (iii) all options granted to Executive pursuant to Section 4(e) hereof which have vested prior to the date of Executive's termination shall remain exercisable for a period of 190 days following Executive's termination, and (iv) all options granted to Executive pursuant to Section 4(e) hereof which have not vested prior to the date of Executive's termination will terminate as of the date of such termination and will be of no further force and effect.

      (c) Death. In the event Executive's employment as the Company's Chief Scientific Officer is terminated as a result of Executive's death, (i) Executive's estate or Executive's duly designated beneficiaries shall be entitled to payment of his Base Salary through the date of Executive's death,
(ii) Executive's estate or Executive's duly designated beneficiaries shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of death) for the fiscal year in which he dies, (iii) the options granted to Executive pursuant to Section 4(e) hereof which have not vested at the time of Executive's death will continue to vest in accordance with the vesting schedule set forth in Section 4(e) hereof, and shall remain exercisable (together with any options granted under Section 4(e) which had previously vested), until the earlier of (A) one year from the date of death and (B) the end of the remaining exercise term of such options set forth in Section 4(e) hereof, and (iv) Executive's estate or Executive's duly designated beneficiaries shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's death. If Executive's Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse such Family Member for the total applicable premium cost for medical and dental coverage under COBRA for such Family Members for a period of up to twenty four (24) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse such Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

      (d) Disability. Upon termination of Executive's employment as the Company's Chief Scientific Officer on account of Executive's disability pursuant to Section 9(a)(ii) hereof, (i) Executive shall be entitled to payment of his Base Salary through the commencement of long term disability payments to Executive under any plan provided or paid for by the Company, (ii) Executive shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year in which his employment is terminated, (iii) Executive shall be entitled to all compensation and benefits to which Executive is entitled pursuant to the Company's disability policies in effect as of the date of Executive's termination, (iv) the options granted to Executive pursuant to Section 4(e) hereof which have not vested at the date of termination of employment will continue to vest in accordance with the vesting schedule set forth in Section 4(e) hereof, and shall remain exercisable (together with any options granted under Section 4(e) which had previously vested), until the earlier of (A) one year from the date of such termination of Executive's employment and (B) the end of the remaining exercise term of such options set forth in Section 4(e), hereof, and (v) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination. If Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse Executive and his Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

      (e) Voluntary Resignation or Upon Executive's Notice of Non-Renewal. In the event Executive voluntarily terminates his employment as the Company's Chief Scientific Officer, other than for Good Reason, or the Executive's employment terminates following Executive having provided the Company with a notice of non-renewal of the Term under Section 2 hereof, (i) Executive shall be entitled to receive payment of his Base Salary through the date of termination, (ii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination,
(iii) all options granted to Executive pursuant to Section 4(e) hereof which have vested prior to the date of such termination shall remain exercisable for a period of 190 days following such termination, and (iv) all options granted to Executive pursuant to Section 4(e) hereof which have not vested prior to the date of such termination will terminate as of the date of such termination and will be of no further force and effect.

      (f) Termination Without Cause or For Good Reason In Connection With A Change in Control. In the event the Company terminates Executive's employment as the Company's Chief Scientific Officer without Cause pursuant to Section 9(a)(iv) hereof or Executive terminates such employment for Good Reason pursuant to Section 9(c) hereof within the period which commences ninety (90) days before and ends one (1) year following a Change in Control, in lieu of the provisions of Section 10(a) or 10(e) above,

            (i) Executive shall receive cash payments equal to any unpaid Base Salary through the date of termination, plus an amount equal to the pro rated portion of the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable to Executive for the fiscal year during which such termination occurs;

            (ii) Executive shall receive cash payments equal to the sum of the following: (1) his Base Salary at the time of such termination and (2) the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year in which such termination occurs;

            (iii) if Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination and will continue to pay Executive an amount equal to such COBRA reimbursement during the eighteen
      (18) month period following such initial eighteen (18) month period after such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and his Family Members become eligible to obtain comparable benefits from a subsequent employer;

            (iv) the options granted to Executive pursuant to Section 4(e) hereof shall be fully vested and shall remain exercisable until their expiration dates; and

            (v) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination.

      In the event the Executive becomes entitled to payments under this Section 10(f), the Company shall cause its independent auditors promptly to review, at the Company's expense, the applicability of Section 4999 of the Internal Revenue Code (the "Code") to such payments. If such auditors shall determine that any payment or distribution of any type by the Company to Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional cash payment (a "Gross-Up Payment") within 30 days of such determination equal to an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, Executive's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including his share of F.I.C.A. and Medicare taxes) then in effect. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by Executive, Executive will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by Executive in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or reflected in Executive's tax return pursuant to this Section 10(f), the Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

      (g) All payments made to Executive under any of the subsections of this
Section 10 which are based upon Executive's salary or bonus shall be made at times and in a manner which is in accordance with the Company's standard payroll practices for senior management; provided that any such payments which are still owed to Executive under Section 10(f) hereof as of the second anniversary of the termination of Executive's employment under Section 10(f) hereof shall be paid to Executive within thirty (30) days after such second anniversary date.

      (h) If and when during the Term, the Company shall adopt (or amend) a severance plan for its executive officers, which provides for payments and benefits upon certain events of termination of employment in connection with a change of control of the Company at levels that are greater than those provided herein under Section 10(f) (or provide in connection with a change of control of the Company, for lump sum or otherwise more accelerated payments than those provided for under Section 10(g)), then promptly following adoption (or amendment) of such a plan, the Company and Executive agree to negotiate in good faith an amendment to the provisions of Sections 10(f) and/or (g) to provide Executive with comparable payments and benefits upon certain events of termination in connection with a change of control of the Company to those provided to other senior executive officers covered by such plan with the same line of reporting to the Chief Executive Officer as Executive.

      11. Miscellaneous.

      (a) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

      (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

      (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

      (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns. The Company will require its successors to expressly assume its obligations under this Agreement.

      (e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, and provided that such assignment arises by operation of law or involves an express written assumption by the assignee, the Company shall be immediately released and discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

      (f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

      (g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

Address for the Executive:

                           Uli Grau, Ph.D.
                           221 East 49th Street
                           New York, New York 10017

Address for the Company:

                           Enzon, Inc.
                           20 Kingsbridge Road
                           Piscataway, New Jersey 08854
                           Attn: Corporate Secretary

Any party may change the address set forth above by notice to each other party given as provided herein.

      (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      (i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

      (j) Resolution of Certain Claims - Injunctive Relief. The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5 through 8 and 9(f) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Executive its reasonable attorneys' fees and costs in enforcing the provisions of Sections 5 through 8 and 9(f).

      (k) Arbitration. Except as otherwise specifically provided for hereunder, any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the laws of the State of New Jersey. Such arbitration shall be conducted in the State of New Jersey in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any dispute arising under this Agreement, the respective parties shall be responsible for the payment of their own legal fees and disbursements.

      (l) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

      (m) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

ENZON, INC.


By: /s/ Arthur J. Higgins
   -------------------------------------
   Arthur J. Higgins,
   President and Chief Executive Officer

   /s/ Uli Grau
   -------------------------------------
   Uli Grau, Ph.D.

                                                                     EXHIBIT A-1

                          Certificate No. ____________

No. of options: 100,000       Date granted: March 15, 2002       Price: ________

This Option is granted pursuant to the employment agreement dated as of March 15, 2002 (the "Employment Agreement") between the Optionee and Enzon Inc. (the "Company"). The Optionee acknowledges receipt of a copy of the Enzon Non-Qualified Stock Option Plan, as Amended (the "Plan"), and represents that he is familiar with the terms and provisions of the Plan and the Employment Agreement. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan and the Employment Agreement, it being understood and agreed that the vesting and exercise terms of this Option shall be governed by the Employment Agreement. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Compensation Committee or the Board of Directors upon any questions arising under the Plan. As a condition to the issuance of shares of Common Stock of the Company under this Option, the Optionee authorizes the Company to withhold, in accordance with applicable law from any regular cash compensation payable to him, any taxes required to be withheld by the Company under Federal, state or local law as a result of his exercise of this Option.

Dated: March 15, 2002

                                        ENZON, INC.


                                        By:_____________________________________
                                           Name:
                                           Title:


                                           _____________________________________
                                           Ulrich M. Grau, Ph.D.

                                                                     EXHIBIT A-2

                          Certificate No. ____________

No. of options: 50,000        Date granted: March 15, 2002       Price: ________

This Option is granted pursuant to the employment agreement dated as of March 15, 2002 (the "Employment Agreement") between the Optionee and Enzon Inc. (the "Company"). The Optionee acknowledges receipt of a copy of the Enzon Non-Qualified Stock Option Plan, as Amended (the "Plan"), and represents that he is familiar with the terms and provisions of the Plan and the Employment Agreement. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan and the Employment Agreement, it being understood and agreed that the vesting and exercise terms of this Option shall be governed by the Employment Agreement. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Compensation Committee or the Board of Directors upon any questions arising under the Plan. As a condition to the issuance of shares of Common Stock of the Company under this Option, the Optionee authorizes the Company to withhold, in accordance with applicable law from any regular cash compensation payable to him, any taxes required to be withheld by the Company under Federal, state or local law as a result of his exercise of this Option.

Dated: March 15, 2002

                                        ENZON, INC.


                                        By:_____________________________________
                                           Name:
                                           Title:


                                           _____________________________________
                                           Ulrich M. Grau, Ph.D.